ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated the 14th day of February 2007.

BETWEEN:

COAL HARBOUR CONSULTING INC.

(the “Vendor”)

OF THE FIRST PART

AND:

AVRO ENERGY INC

(the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A. The Vendor is the registered and beneficial owner of various mineral claims (hereinafter the “Claims”), collectively called Venus Molybdenum Property Claims of the Vendor are more particularly described in Schedule “A” attached hereto and forming part of this Agreement;

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Claims of the Vendor in accordance with the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the terms and covenants herein and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties hereto agree as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, the Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases the Vendor’s Claims.

1.2  Purchase Price. The purchase price payable by the Purchaser to the Vendor for the Vendor’s Claims is USD $20,000 (the “Purchase Price”). If applicable, subject to a carried 3% Net Smelter Royalty as described in Schedule “A”.

1.3  Payment of the Purchase Price. The Purchase Price will be paid immediately on delivery of property report, by check or wire order.

2. COVENANTS OF THE PARTIES

2.1 Covenants. The parties undertake to keep the information with respect to this Agreement, the terms herein, and any related, underlying or subsequent agreements (the “Information”) confidential and not to directly or indirectly disclose the Information at any time to any person or persons or use the Information for any purpose whatsoever.

3. REPRESENTATIONS OF THE VENDOR

3.1 Representations. The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on the representations in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)
Capacity to Sell. The Vendor is Coal Harbour Consulting Inc., having the power and capacity to own and dispose of the Claims, and to enter into this Agreement and carry out its terms to the full extent;

(b)
Authority to Sell. The execution and delivery of this Agreement, and the completion of the transaction contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors;

(c)
Litigation. There is no litigation or administrative or governmental proceeding or inquiry pending or, to the knowledge of the Vendor, threatened against or relating to the Claims, nor does the Vendor know of or have reasonable grounds that there is any basis for any such action, proceeding or inquiry;

(d)	Good Standing. Prior to closing this Agreement, the Vendor has maintained, as required, the Claims in good standing.

4. REPRESENTATIONS OF THE PURCHASER

4.1 Representations. The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)  Status of Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing and has the power and capacity to enter into this Agreement and carry out its terms; and

(b)
Authority to Purchase. The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

5.   TRANSFER OF ASSETS

5.1  Transfer of Property.  The Purchaser must provide written instructions to the Vendor if the Purchaser wishes to transfer the claims into the Purchaser’s name.  The instructions should include the claims, tenures, and property name, as well as the full name and mineral license of the Purchaser.

5.2. Vendor’s Maintenance of Property.  The Purchaser may request the Vendor to maintain the claims on the Purchaser’s behalf, or if the Purchaser does not provide written instruction to transfer the claims, then the Vendor will maintain the claims for the Purchaser.  The Vendor will charge a maintenance fee to maintain the claims on the Purchaser’s behalf.  If the Purchaser does not pay the maintenance fee the Vendor reserves the right to let the claims lapse or expire.

6. SURVIVAL OF REPRESENTATIONS AND COVENANTS

6.1 Vendor's Representations and Covenants. All representations, covenants and agreements made by the Vendor in this Agreement or under this Agreement will, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Purchaser will continue in full force and effect for the benefit of the Purchaser.

6.2 Purchaser’s Representations and Covenants. All representations, covenants and agreements made by the Purchaser in this Agreement or under this Agreement will, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Vendor and will continue in full force and effect for the benefit of the Vendor.

7. GENERAL

7.1 Governing Law. This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with the laws of British Columbia which will be deemed to be the proper law of the Agreement.

7.2 Professional Fees. Each of the parties will bear the fees and disbursements of their respective lawyers, advisers and consultants engaged by them respectively in connection with the transactions contemplated by this Agreement prior to the closing.

7.3 Enurement. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

7.4 Notice. All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set out on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement.

7.5  Further Assurances. The parties will execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

7.6 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Any party to this Agreement may terminate this Agreement if any other party is in breach of or defaults under any material term or condition of this Agreement or has made a material misrepresentation in this Agreement. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, express or implied, statutory or otherwise and no collateral agreements other than as expressly set out or referred to in this Agreement.

7.8 Headings. The division of this Agreement into sections and the insertion of headings are for convenience only and do not form part of this Agreement and will not be used to interpret, define or limit the scope, extent or intent of this Agreement.

7.9 Severability. Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

7.10 Schedules. The Schedules attached hereto form an integral part of this Agreement.

7.11 Time of the Essence. Time will be of the essence of this Agreement.

7.12 Counterparts. This Agreement and all documents contemplated by or delivered in connection with this Agreement may be executed and delivered by facsimile or original and in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement by their duly authorized officers effective the day, month and year written above.

VENDOR: COAL HARBOUR CONSULTING INC.

/s/ E. Briner

PURCHASER: AVRO ENERGY INC.

/s/ Mike P. Kurtanjek

SCHEDULE “A”
THIS IS SCHEDULE “A” to the Asset Purchase Agreement.

ASSET DETAILS:

Mineral Claims: 537073

Claims collectively called: Venus Molybdenum Property

Executive Summary:

1.
The Venus Molybdenum Property is located approximately 35 kilometres north of Vancouver BC, and about 2 kilometres north of the community of Britannia Beach, BC. The property is crossed by Highway 99, “The Sea to Sky Highway” and the CN Railroad.

2.
The Venus Molybdenum Property comprises one mineral claim totaling 188.293 hectares in area. The Venus molybdenum occurrence was discovered in the late 1960’s and developed by a company known as Squamish Silica and Stone Co. Ltd. The occurrence is located about 250 metres northwest of Highway 99.

3.
Chalcopyrite and molybdenite are reported to occur as fracture fillings in quartz porphyry. In 1969, two pits were dug in overburden, and two trenches totaling about 10 metres in length were cut into bedrock. The location of these workings is presently unknown. Several recent traverses on the claim have located a pyritic and gossanous area crossing Highway 99, and confirmed the extensive nature of the quartz porphyry intrusive.

4.
A proposed work program includes prospecting, geological mapping and rock sampling of any mineralized surface showings, construction of a control grid, geochemical soil sampling, and geophysical surveys. Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources. The anticipated costs of this development are presented in three results-contingent stages.